Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior
President & CEO
(330) 282-4111

Cortland Bancorp Announces Second Quarter Financial Results

Net income improves 3% for the quarter; up 44% through six months

Announced merger with Farmers National Banc Corp expected to close in fourth quarter 2021

July 27, 2021

(Globe Newswire) – Cortland Bancorp (NASDAQ: CLDB) announced its second quarter 2021 financial results. Net income for the three months ending June 30, 2021 was $2.0 million, or $0.48 per share, which was 3% higher than the income level of $1.9 million, or $0.47 per share, for the first quarter of 2020. First quarter 2021 net income was $2.8 million, or $0.66 per share.

The Company realized a return on average assets ratio of .99% and 1.18% respectively, for the three- month and six-month periods ended June 30, 2021. The return on average equity ratio was 9.71% and 11.63% for the same three- and six-month periods.

For the six months ended June 30, 2021 and 2020, earnings per share were $1.14 per share and $0.79 per share, with net income of $4.8 million and $3.3 million, respectively. This represented an improvement of 44%.

James Gasior, President and CEO stated, “The Bank’s participation in the first and second rounds of the Paycheck Protection Program (PPP), which was part of the government’s CARES Act, contributed to our financial performance but, more importantly, helped more than 600 total customers and saved nearly 8,000 local jobs. Accelerated loan fees recognized upon the forgiveness of PPP loans amounted to $390,000 and $890,000 for the three- and six-month periods ended June 30, 2021.”

The Bank’s performance was also aided by the continued high volume of mortgage originations and sales which was the result of record-low interest rates. Mortgage loans alone added gains of $714,000 to non-interest income for the current quarter. “The Company has benefited from the substantial reduction in interest rates nationally and the ongoing improvement in COVID-related conditions,” continued Gasior. “With interest rates at all-time lows, the reduction in the cost of funds has mitigated margin compression.”

Performance was also aided year over year due to the increase in the provision for credit losses directly attributable to the COVID-19 pandemic in the second quarter 2020. Specifically, increases in the allowance for credit losses were recognized throughout 2020 in the qualitative factor allocations for specific concentrations of credit in various loan portfolio segments as a result of economic conditions. Elevated provisions occurred in each of the first three quarters of 2020 commensurate with COVID-related loan modifications. With substantially all of those loans now in full payment status, coupled with a reduction in nonperforming loans, no provision was necessary in the previous two quarters or in this current quarter.

Cortland Bancorp Reports Earnings

July 27, 2021

“Thanks to additional government programs launched recently, businesses are able to tap those resources to make it through what is hopefully the tail end of this pandemic-stressed economy,” said Gasior.

Additionally, the Company recorded $263,000 of one-time expenses associated with a proposed merger announced in June 2021.

Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 16.07% and tangible equity to tangible assets of 10.49%.

Proposed Merger Transaction

On June 23, 2021, the Company announced it entered into a merger agreement with Canfield-Ohio based Farmers National Banc Corp (“Farmers”), wherein The Cortland Savings and Banking Company will merge with and into Farmers. Cortland shareholders will receive 1.75 shares of Farmers stock for each share of Cortland stock, or $28.00 per share in cash, subject to certain limitations. The transaction is currently expected to close in the fourth quarter of 2021 and is subject to receipt of Cortland shareholder approval and customary regulatory approval. The merger is expected to qualify as a tax-free reorganization for Cortland shareholders electing to receive Farmers’ shares.

Outlook

Gasior projected the balance of 2021 to have slow, but steady, progress flowing from anticipated improving economic and pandemic recoveries. “Asset quality is stable and natural expense inflation is being contained against a backdrop of current Federal Reserve guidance,” said Gasior. “In addition, stimulus payments provided by the government, as well as the PPP funds for our borrowers, have significantly contributed to deposit growth. Plus, in this pandemic-laden environment, depositors have increased their rates of saving.”

Second Quarter 2021 Highlights (at or for the period ended June 30, 2021)

Net income of $2.0 million, or $.48 per share, for the second quarter of 2021 represented a 3% improvement on the $1.9 million, or $.47 per share reported for the second quarter of 2020.

Even with interest margin under pressure, the Company managed a notable increase of $597,000 in net interest income for the second quarter ended June 30, 2021 versus the second quarter of 2020, as the cost of funds declined more than asset yields. Asset yields in the quarter were enhanced by PPP loan fee recognition of $390,000, as the completion of the forgiveness process accelerated the recognition of these fees. As a direct result of the lower rate environment, the mortgage banking operation recognized gains of $714,000 on loan originations of $26.2 million for the second quarter of 2021 versus gains of $900,000 on loan originations of $34.1 million for the same period in 2020. The originations were comprised of both refinances of existing mortgage loans and new purchases of homes.

Cortland Bancorp Reports Earnings

July 27, 2021

The efficiency ratio for the Company was 68.65% for the quarter versus 61.62% for the same period in 2020.

The return on average equity ratio for the Company was 9.71% for the quarter versus 10.45% for the same quarter in 2020.

Balance Sheet

Total assets were $793 million at June 30, 2021, compared to $821 million at December 31, 2020 and $780 million at June 30, 2020.

Excluding all PPP loan balances in the quarter-end totals, core loans remained flat year over year, reflecting the soft loan demand in the current recovering economy.

Round 1 PPP loans included in June 30, 2020 loans totaled $56.3, while Round 2 PPP loans included in June 30, 2021 loans totaled $23.4 million. While the Round 1 PPP loans have been forgiven, the Round 2 PPP loan forgiveness process is anticipated to begin in the fourth quarter of 2021.

Total deposits grew by $29.2 million, or 4.5%, to $677.6 million for the second quarter of 2021 from $648.4 million in the second quarter of 2020. Noninterest-bearing deposits accounted for 33% of total deposits, while certificates of deposits were 10% of the deposit mix.

Asset Quality

No provision for loan losses was recorded for the three months and six months ended June 30, 2021 versus $450,000 and $1.1 million, respectively a year ago. The decrease is attributable to substantial provisions throughout 2020, giving recognition to economic disruption and uncertainty associated with COVID-19.

Nonperforming loans were $6.9 million, compared to $7.9 million a year earlier and $7.6 million at December 31, 2020. The ratio of nonperforming assets to total assets at quarter end was .88%. This reflects an improvement from the 1.02% reported a year ago. The Company’s ratio of allowance for loan losses to nonperforming loans was 86.14% at June 30, 2021. With the loan portfolio of predominantly commercial real estate at low loan-to-value ratios, collateral coverage weighs in as a significant risk mitigation factor in evaluating credit exposure.

Performing restructured loans that are included in nonperforming loans at the end of the quarter were $5.5 million, compared to $5.8 million a year ago and $5.6 million on a linked quarter basis.

The Bank had received requests to modify 127 loans aggregating $123.7 million through April of 2020. Most of the requests involved the deferral of principal and interest payments and/or the extension of the maturity dates. As of June 30, 2021, only 6 loans aggregating $15.6 million remain in deferral.

Cortland Bancorp Reports Earnings

July 27, 2021

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended June 30, 2021, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.49%	9.51%	5.00%
Tier 1 risk-based capital ratio	15.00%	13.61%	8.00%
Total risk-based capital ratio	16.07%	15.77%	10.00%

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through 13 full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Cuyahoga in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Earnings

July 27, 2021

Source: Cortland Bancorp

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	Three Months Ended						Six Months Ended
	June 30, 2021	June 30, 2020	Var %	Mar. 31, 2021	Var %		June 30, 2021	June 30, 2020	Var %
SUMMARY OF OPERATIONS
Interest income	$6,622	$6,618	—%	$6,932	(4)%		$13,554	$13,548	—%
Interest expense	(411)	(1,004)	(59)	(534)	(23)		(945)	(2,229)	(58)
Net interest income	6,211	5,614	11	6,398	(3)		12,609	11,319	11
Provision for loan losses	—	(450)	(100)	—	—		—	(1,050)	(100)
NII after loss provision	6,211	5,164	20	6,398	(3)		12,609	10,269	23
Investment security gains (losses)	(15)	18	(183)	71	(121)		56	18	211
Non-interest income	1,480	1,697	(13)	1,713	(14)		3,193	3,149	1
Non-interest expense	(5,382)	(4,578)	18	(4,935)	9		(10,317)	(9,558)	8
Income before tax	2,294	2,301	—	3,247	(29)		5,541	3,878	43
Federal income tax expense	297	369	(20)	481	(38)		778	575	35
Net income	$1,997	$1,932	3%	$2,766	(28)%		$4,763	$3,303	44%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,256	4,223	1%	4,213	1%		4,256	4,223	1%
Earnings per share, basic and diluted	$0.48	$0.47	2	$0.66	(27)		$1.14	$0.79	44
Dividends per share	0.15	0.14	7	0.19	(21)		0.34	0.33	3
Market value	26.75	13.22	102	22.08	21		26.75	13.22	102
Book value	19.55	17.94	9	19.25	2		19.55	17.94	9
Market value to book value	136.83%	73.66%	86	114.70%	19		136.83%	73.66%	86

BALANCE SHEET DATA
Assets	$792,998	$780,017	2%	$791,705	—%		$792,998	$780,017	2%
Investments securities	174,344	165,957	5	170,174	2		174,344	165,957	5
Total loans	491,986	528,097	(7)	518,618	(5)		491,986	528,097	(7)
Total deposits	677,633	648,417	5	680,311	—		677,633	648,417	5
Borrowings	18,052	39,483	(54)	16,948	7		18,052	39,483	(54)
Shareholders’ equity	83,223	75,772	10	81,096	3		83,223	75,772	10

AVERAGE BALANCE SHEET DATA
Average assets	$808,380	$774,804	4%	$799,967	1%		$804,196	$744,306	8%
Average total loans	508,978	521,447	(2)	535,597	(5)		522,214	511,923	2
Average total deposits	694,981	648,287	7	679,887	2		687,477	620,724	11
Average shareholders' equity	82,270	73,960	11	81,596	1		81,935	76,777	7

ASSET QUALITY RATIOS						#
Net recoveries (charge-offs)	$(41)	$(17)	141%	$1	(4,200)%		$(40)	$5	(900)%
Net recoveries (charge-offs) to average loans	(0.03)%	(0.01)%	200	—%	—		(0.02)%	—%	—
Non-performing loans as a % of loans	1.41	1.50	(6)	1.52	(7)		1.41	1.50	(6)
Non-performing assets as a % of assets	0.88	1.02	(14)	0.99	(11)		0.88	1.02	(14)
Allowance for loan losses as a % of total loans	1.22	1.05	16	1.16	5		1.22	1.05	16
Allowance for loan losses as a % of non-performing loans	86.14	69.71	24	76.43	13		86.14	69.71	24

FINANCIAL RATIOS\STATISTICS
Net interest margin	3.41%	3.21%	6%	3.58%	(5)%		3.49%	3.37%	4%
Return on average equity - Company	9.71	10.45	(7)	13.56	(28)		11.63	8.60	35
- Bank	12.57	12.46	1	14.70	(14)		13.63	10.50	30
Return on average assets - Company	0.99	1.00	(1)	1.38	(28)		1.18	0.89	33
- Bank	1.23	1.14	8	1.44	(15)		1.33	1.04	28
Efficiency ratio - Company	68.65	61.62	11	59.80	15		64.11	65.04	(1)
- Bank	60.80	57.65	5	57.89	5		59.31	60.62	(2)

CAPITAL RATIOS
Tier 1 leverage ratio - Company	10.49%	10.00%	5%	10.45%	—%		10.49%	10.00%	5%
- Bank	9.51	8.93	6	9.41	1		9.51	8.93	6
Common equity tier 1 ratio - Company	14.11	12.57	12	13.88	2		14.11	12.57	12
-Bank	13.61	12.02	13	13.31	2		13.61	12.02	13
Tier 1 risk-based capital ratio - Company	15.00	13.44	12	14.77	2		15.00	13.44	12
-Bank	13.61	12.02	13	13.31	2		13.61	12.02	13
Total risk-based capital ratio - Company	16.07	14.41	12	15.85	1		16.07	14.41	12
-Bank	15.77	14.05	12	15.48	2		15.77	14.05	12